                                                              EXHIBIT (H)(19)(A)

                              SUB-LICENSE AGREEMENT

         Agreement effective as of this 1st of January, 2001, by and between
                                        ---    --------
Fidelity Distributors Corporation (hereinafter called "Fidelity"), a corporation organized and existing under the laws of the Commonwealth of Massachusetts, with a principal place of business at 82 Devonshire Street, Boston, Massachusetts, and American International Life Assurance Company of New York (hereinafter called "Company"), a company organized and existing under the laws of the State of New York, with a principal place of business at 80 Pine Street, 13th Floor, New York, New York 10005.

         WHEREAS, FMR Corp., a Massachusetts corporation, the parent company of Fidelity, is the owner of the trademark and the tradename "FIDELITY INVESTMENTS" and is the owner of a trademark in a pyramid design (hereinafter, collectively the "Fidelity Trademarks"), a copy of each of which is attached hereto as Exhibit "A"; and

         WHEREAS, FMR Corp. has granted a license to Fidelity (the "Master License Agreement") to sub-license the Fidelity Trademarks to third parties for their use in connection with Promotional Materials as hereinafter defined; and

         WHEREAS, Company is desirous of using the Fidelity Trademarks in connection with distribution of "sales literature and other promotional material" with information, including the Fidelity Trademarks, printed in said material (such material hereinafter called the Promotional Material). For the purpose of this Agreement, "sales literature and other promotional material" shall have the same meaning as in the certain Participation Agreement dated as of the 1st day of January, 2001, among Fidelity, Company and Variable Insurance
       ---        --------
Products Fund III (hereinafter "Participation Agreement"); and

         WHEREAS, Fidelity is desirous of having the Fidelity Trademarks used in connection with the Promotional Material.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, and of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         1. Fidelity hereby grants to Company a non-exclusive, non-transferable license to use the Fidelity Trademarks in connection with the promotional distribution of the Promotional Material and Company accepts said license, subject to the terms and conditions set forth herein.

         2. Company acknowledges that FMR Corp. is the owner of all right, title and interest in the Fidelity Trademarks and agrees that it will do nothing inconsistent with the ownership of the Fidelity Trademarks by FMR Corp., and that it will not, now or hereinafter, contest any registration or application for registration of the Fidelity Trademarks by FMR Corp., nor will it, now or hereafter, aid anyone in contesting any registration or application for registration of the Fidelity Trademarks by FMRCorp.

         3. Company agrees to use the Fidelity Trademarks only in the form and manner approved by Fidelity and not to use any other trademark, service mark or registered trademark in combination with any of the Fidelity Trademarks without approval by Fidelity.

         4. Company agrees that it will place all necessary and proper notices and legends in order to protect the interests of FMR Corp. and Fidelity therein pertaining to the Fidelity Trademarks on the Promotional Material including, but not limited to, symbols indicating trademarks, service marks and registered trademarks. Company will place such symbols and legends on the Promotional Material as requested by Fidelity or FMR Corp. upon receipt of notice of same from Fidelity or FMR Corp.

         5. Company agrees that the nature and quality of all of the Promotional Material distributed by Company bearing the Fidelity Trademarks shall conform to standards set by, and be under the control of, Fidelity.

         6. Company agrees to cooperate with Fidelity in facilitating Fidelity's control of the use of the Fidelity Trademarks and of the quality of the Promotional Material to permit reasonable inspection of samples of same by Fidelity and to supply Fidelity with reasonable quantities of samples of the Promotional Material upon request.

         7. Company shall comply with all applicable laws and regulations and obtain any and all licenses or other necessary permits pertaining to the distribution of said Promotional Material,

         8. Company agrees to notify Fidelity of any unauthorized use of the Fidelity Trademarks by others promptly as it comes to the attention of Company. Fidelity or FMR Corp. shall have the sole right and discretion to commence actions or other proceedings for infringement, unfair competition or the like involving the Fidelity Trademarks and Company shall cooperate in any such proceedings if so requested by Fidelity or FMR Corp.

         9. This agreement shall continue in force until terminated by Fidelity. This agreement shall automatically terminate upon termination of the Master License Agreement. In addition, Fidelity shall have the right to terminate this agreement at any time upon notice to Company, with or without cause. Upon any such termination, Company agrees to cease immediately all use of the Fidelity Trademarks and shall destroy, at Company's expense, any and ail materials in its possession bearing the Fidelity Trademarks, and agrees that all rights in the Fidelity Trademarks and in the goodwill connected therewith shall remain the property of FMR Corp. Unless so terminated by Fidelity, or extended by written agreement of the parties, this agreement shall expire on the termination of that certain Participation Agreement.

         10. Company shall indemnify Fidelity and FMR Corp. and hold each of them harmless from and against any loss, damage, liability, cost or expense of any nature whatsoever, including without limitation, reasonable attorneys' fees and all court costs, arising out of use of the Fidelity Trademarks by Company.

         11. In consideration for the promotion and advertising of Fidelity as a result of the distribution by Company of the Promotional Material, Company shall not pay any monies as a royalty to Fidelity for this license.

         12. This agreement is not intended in any manner to modify the terms and conditions of the Participation Agreement. In the event of any conflict between the terms and conditions herein and thereof, the terms and conditions of the Participation Agreement shall control.

         13. This agreement shall be interpreted according to the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, and hereby execute this agreement, as of the date first above written.

                                           FIDELITY DISTRIBUTORS CORPORATION


                                           By:
                                              ----------------------------------

                                           Date:
                                                --------------------------------

                                           American International Life Assurance
                                           Company of New York


                                           By:
                                              ----------------------------------

                                           Date:
                                                --------------------------------

                                    EXHIBIT A

Int. CI.: 36
Prior U.S. Cls.: 101 and 102

                                                              Reg. No. 1,481,040

United States Patent and Trademark Office Registered Mar. 15, 1988

                                  SERVICE MARK
                               PRINCIPAL REGISTER

[Fidelity Investments Mark]

FMR CORP. (MASSACHUSETTS CORPORATION)      NO CLAIM IS MADE TO THE EXCLUSIVE
82 DEVONSHIRE STREET                       RIGHT TO USE "INVESTMENTS", APART
BOSTON, MA 02109, ASSIGNEE OF              FROM THE MARK AS SHOWN.
FIDELITY DISTRIBUTORS CORPORATION
(MASSACHUSETTS CORPORATION)                SER. NO. 641,707, FILED 1-28-1987
BOSTON, MA 02109
                                           RUSS HERMAN, EXAMINING ATTORNEY

FOR: MUTUAL FUND AND STOCK BROKERAGE
SERVICES, IN CLASS 36 (U.S. CLS. 101
AND 102)

FIRST USE 2-22-1984; IN COMMERCE
2-22-1984.